Exhibit 99

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Vice President and Chief Financial Officer

        Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. ANNOUNCES 2005 FIRST QUARTER

RESULTS AND 2005 GUIDANCE UPDATE

RADNOR, PA (Businesswire) May 4, 2005 – Penn Virginia Resource Partners, L.P. (NYSE:PVR) today reported record distributable cash flow of $16.3 million for the first quarter of 2005, an increase of 26 percent from $12.9 million for the same quarter of 2004. Operating income was a record $14.3 million in the first quarter of 2005 as compared to $9.2 million in the same quarter of 2004, an increase of 55 percent. After the impact of a $13.9 million non-cash charge to earnings for an unrealized loss on derivatives, which is described below, PVR reported a net loss of $2.5 million, or $0.13 per limited partner unit, for the first quarter of 2005, compared with net income of $8.1 million, or $0.44 per limited partner unit, in the first quarter of 2004. The increases in distributable cash flow, a non-GAAP measure, and operating income were primarily attributable to the contribution of PVR’s newly acquired natural gas midstream business and increased coal royalty revenue resulting from higher coal prices. A reconciliation of distributable cash flow and other non-GAAP financial measures appears in the financial tables following this news release.

When the Partnership agreed to acquire its midstream business from Cantera Gas Resources, LLC (the “Cantera Acquisition”), one of its objectives was to support the economics of that acquisition. PVR achieved this objective by entering into pre-closing commodity price hedging agreements covering approximately 75 percent of the net volume of natural gas liquids expected to be sold from April 2005 through December 2006. Rising commodity prices resulted in an increase in the market value of those hedging agreements before they qualified for hedge accounting upon closing the Cantera Acquisition in March 2005. This change in market value resulted in PVR recognizing the non-cash charge to earnings for the unrealized loss on derivatives. Cash settlements with the counterparties to the hedging agreements will occur monthly in the future over the life of the agreements, with PVR receiving a correspondingly higher or lower amount for the physical sale of the commodity over the same period.

Cash Distribution

PVR will pay a $0.62 per unit quarterly cash distribution (an annualized rate of $2.48) on May 13, 2005, to unit holders of record as of May 3, 2005. This represents a 10 percent increase over the previous quarterly cash distribution of $0.5625 per unit (an annualized rate of $2.25).

Coal Segment Operations

First quarter 2005 operating income in the coal royalty, land leasing and coal services operating segment was a record $12.3 million, or 34 percent higher than the $9.2 million reported in the first quarter of 2004. Primary reasons for the improved operating results were as follows:

•	Coal royalty revenues were $18.1 million in the first quarter of 2005, a seven percent increase over $16.9 million in the first quarter of 2004, due primarily to higher royalties per ton. Average royalties per ton was a record $2.69 in the first quarter of 2005, a 27 percent increase over average royalties per ton of $2.12 in the first quarter of 2004. The increase was primarily due to stronger market conditions for coal resulting in higher prices for coal sold by lessees and a greater percentage of production from certain price-sensitive leases. Coal production from PVR properties decreased to 6.7 million tons in the first quarter of 2005 from 8.0 million tons in the same quarter of 2004, primarily due to reduced production at a longwall mine on a relatively lower margin subleased portion of the Coal River property. There were three full months of longwall production from this mine in the first quarter of 2004 but only one month in the first quarter of 2005.

•	Other revenues increased to $1.8 million in the first quarter of 2005 from $1.1 million in the first quarter of 2004. The increase was due to $0.3 million of equity earnings from the coal handling joint venture acquired in July 2004 and a $0.2 million increase in coal services revenues, primarily at the West Coal River and Bull Creek facilities.

•	Operating expenses decreased by 41 percent to $1.0 million in the first quarter of 2005 from $1.7 million in the first quarter of 2004 due to a decrease in royalty expense resulting from decreased production on the subleased portion of the Coal River property as previously described.

•	Non-cash depreciation, depletion and amortization (D,D&A) expense decreased to $3.9 million in the first quarter of 2005 from $4.8 million in the same quarter of last year, primarily as a result of lower production.

Midstream Segment Operations

First quarter 2005 operating results from the natural gas midstream segment represent activity after the Cantera Acquisition closing date of March 3, 2005. Operating income for the period was $2.0 million, consisting of the following:

•	Natural gas midstream revenues were $26.3 million and included revenues from the sale of residue gas and natural gas liquids and gathering and transportation fees. Natural gas plant inlet volumes at the midstream segment’s three gas processing plants were approximately 3.9 billion cubic feet during March, or approximately 126 million cubic feet per day.

•	Cost of gas purchased of $21.8 million consisted of amounts payable to third-party producers for gas purchased under percentage of proceeds and keep-whole contracts. Gross processing margin, consisting of midstream revenues minus the cost of gas purchased, was $4.4 million, or $1.14 per thousand cubic feet of plant inlet gas.

•	Operating costs directly associated with the operations of the natural gas midstream segment were $0.8 million for the first quarter of 2005.

•	Depreciation and amortization expense of $1.2 million for the first quarter of 2005 included $0.4 million of amortization of intangible costs and $0.8 million of depreciation on property, plant and equipment related to the Cantera Acquisition.

Capital Resources

As of March 31, 2005, PVR’s outstanding borrowings were $197.4 million, including $6.5 million of senior unsecured notes classified as current portion of long-term debt.

PVR initially financed the $191 million Cantera Acquisition with a $110 million term loan and with borrowings under its revolving credit facility. PVR used proceeds of $128 million from the sale of common units in a subsequent public offering to repay in full the term loan and to reduce outstanding indebtedness under its revolving credit facility. Interest expense increased from $1.1 million in the first quarter of 2004 to $2.8 million for the first quarter of 2005 as a result of interest on the increased borrowings and related placement fees on the term loan.

Management Comment

A. James Dearlove, Chief Executive Officer of Penn Virginia Resource Partners, L.P., said, “PVR had record levels of operating income and cash flow from its coal segment in the first quarter of 2005, primarily due to much higher coal prices relative to the first quarter of 2004. The market for coal, particularly in central Appalachia, remains very strong.

The partnership is continuing to pursue its growth strategy in the coal segment. In late March and mid-April 2005, two coal-related transactions were completed which added approximately 49 million tons of high quality central Appalachian coal to PVR’s reserve base. One acquisition included both coal reserves and oil and gas royalties. PVR and Penn Virginia Oil and Gas Corporation, a subsidiary of Penn Virginia Corporation, worked together on the evaluation of those assets, demonstrating the advantage of our unique ownership structure. The other transaction included coal reserves and transportation-related rights known in the coal industry as “wheelage” rights. PVR hopes to complete additional coal and coal infrastructure-related acquisitions as the year progresses.

Operationally, PVR Midstream, PVR’s natural gas midstream gathering and processing segment, is performing as expected. PVR Midstream’s operating staff, consisting of former Cantera employees, has identified various new opportunities to expand and improve the partnership’s midstream business in its core areas in Oklahoma and Texas. The partnership is on schedule to integrate the former Cantera operations into its accounting and information technology systems. We are also confident that the commodity price hedges, while resulting in a non-cash charge to the first quarter earnings of PVR, achieved their desired objective of supporting the forecasted economics of the Cantera Acquisition.”

Guidance Update for 2005

See the 2005 Guidance Table included in this release for guidance estimates for the second quarter and full year 2005. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss first quarter 2005 results and the outlook for the remainder of 2005, is scheduled for Thursday, May 5, 2005, at 1:00 p.m. EDT. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the conference call will be available until May 6, 2005, at 11:59 p.m. EDT by dialing 1-877-660-6853 and using replay passcodes: account number 286 and conference number 146908. An on-demand replay of the call will also be available at PVR’s website for 14 days beginning shortly after the call.

*****

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA). The Partnership manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership’s website at www.pvresource.com.

Statements included in this report which are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, the Partnership and its representatives may from time to time make other oral or written statements, which are also forward-looking statements. These statements use forward-looking words such as “may,” “will,” “anticipate,” “believe,” “expect,” “project” or other similar words. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward looking” information.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report and the documents we have incorporated by reference. These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions including, but not limited, to the following: our ability to generate sufficient cash from our midstream and coal businesses to pay the minimum quarterly distribution; energy prices generally and, specifically, the respective prices of natural gas, NGLs and coal; the relationship between natural gas and NGL prices; the relationship between the price of coal and the prices of natural gas and oil; the volatility of commodity prices for coal, natural gas and NGLs; the projected supply of and demand for coal, natural gas and NGLs; the ability to successfully integrate and manage our new midstream business; the ability to acquire new coal reserves on satisfactory terms; the price for which new coal reserves can be acquired; the ability to lease new and existing coal reserves; the ability to continually find and contract for new sources of natural gas supply; the ability to retain our existing or acquire new midstream customers; the ability of our coal lessees to produce sufficient quantities of coal on an economic basis from our reserves; the ability of our coal lessees to obtain favorable contracts for coal produced from our reserves; competition among producers in the coal industry generally and among midstream companies; the exposure we have to the credit risk of our coal lessees and our midstream customers; the experience and financial condition of our coal lessees, including their ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; the ability to expand our midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; the extent to which the amount and quality of actual coal production differs from estimated recoverable proved coal reserves; unanticipated geological problems; the dependence of our midstream business on having connections to third party pipelines; availability of required materials and equipment; the occurrence of unusual weather or operating conditions, including force majeure events; the failure of our coal infrastructure or our coal lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of our coal lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the mining of coal reserves and the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by our coal lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters; uncertainties relating to the outcome of litigation regarding permitting of the disposal of coal overburden; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); coal handling joint venture operations; changes in financial market conditions; and other risk factors as detailed in the our Annual Report on Form 10-K for the year ended December 31, 2004.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Revenues
Natural gas midstream	$26,278	$—
Coal royalties	18,053	16,860
Other	1,859	1,103

	46,190	17,963

Expenses
Cost of gas purchased	21,837	—
Operating	1,827	1,749
Taxes other than income	382	284
General and administrative	2,765	1,973
Depreciation, depletion and amortization	5,079	4,769

	31,890	8,775

Operating Income	14,300	9,188

Interest expense, net	(2,835)	(1,061)
Unrealized loss on derivatives	(13,936)	—

Net income (loss)	$(2,471)	$8,127

Allocation of net income (loss):
General partner’s interest in net income (loss)	$(58)	$163
Limited partners’ interest in net income (loss)	$(2,413)	$7,964

Basic and diluted net income (loss) per limited partner unit, common and subordinated	$(0.13)	$0.44

Weighted average units outstanding:
Common	12,618	10,407
Subordinated	5,737	7,650

Other data:
Coal royalty tons (in thousands)	6,715	7,953
Average gross coal royalty ($ per ton)	$2.69	$2.12
Plant inlet volumes (MMcf)	3,907	—
Midstream processing margin ($ per Mcf)	$1.14	$—

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets
Cash	$22,801	$20,997
Receivables	50,327	8,668
Other current assets	5,387	541

Total current assets	78,515	30,206
Property and equipment, net	371,987	221,615
Equity investments	28,239	27,881
Goodwill	7,958	—
Intangibles, net	39,642	—
Other long-term assets	5,541	4,733

Total assets	$531,882	$284,435

Liabilities and Partners’ Capital
Current portion of long-term debt	$6,496	$4,800
Accounts payable	35,568	—
Derivative liabilities	11,108	—
Other current liabilities	3,691	5,196

Total current liabilities	56,863	9,996
Other long-term liabilities	21,977	11,529
Long-term debt	190,936	112,926
Partners’ capital	262,106	149,984

Total liabilities and partners’ capital	$531,882	$284,435

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)
	Three Months Ended March 31,
	2005	2004
Operating Activities
Net income (loss)	$(2,471)	$8,127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	5,079	4,769
Unrealized loss on derivatives	13,936	—
Gain on sale of property and equipment	(8)	(3)
Noncash interest expense	1,225	126
Equity earnings, net of distributions	(298)	—
Changes in operating assets and liabilities	(6,018)	(2,748)

Net cash provided by operating activities	11,445	10,271

Investing Activities
Payments received on long-term notes	—	166
Proceeds from sale of property and equipment	52	3
Acquisitions, net of cash acquired	(204,984)	—
Additions to property and equipment	(289)	(404)

Net cash used in investing activities	(205,221)	(235)

Financing Activities
Payments for debt issuance costs	(2,039)	—
Proceeds from borrowings, net	80,300	—
Proceeds from issuance of partners’ capital	127,730	—
Distributions to partners	(10,411)	(9,676)

Net cash provided by (used in) financing activities	195,580	(9,676)

Net increase in cash and cash equivalents	1,804	360
Cash and cash equivalents-beginning balance	20,997	9,066

Cash and cash equivalents-ending balance	$22,801	$9,426

Noncash Investing and Financing Activities
Issuance of partners’ capital for acquisition	$—	$1,060

PENN VIRGINIA RESOURCE PARTNERS, L.P.

FIRST QUARTER SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Coal Royalty, Land Leasing & Coal Services	Natural Gas Midstream		Consolidated
		Amount	(per Mcf)
Three months ended March 31, 2005

Production
Coal royalty tons (thousands of tons)	6,715
Plant inlet volumes (MMcf)		3,907

Revenues
Natural gas midstream	$—	$26,278	$6.73	$26,278
Coal royalties	18,053	—	—	18,053
Other	1,759	100	0.02	1,859

Total revenues	19,812	26,378	6.75	46,190

Expenses
Cost of gas purchased	—	21,837	5.59	21,837
Operating	1,032	795	0.20	1,827
Taxes other than income	278	104	0.03	382
General and administrative	2,353	412	0.11	2,765
Depreciation, depletion and amortization	3,855	1,224	0.31	5,079

Total expenses	7,518	24,372	6.24	31,890

Operating Income	$12,294	$2,006	$0.51	$14,300

Additions to property and equipment, excluding acquisitions	$38	$251		$289

	Coal Royalty, Land Leasing & Coal Services	Natural Gas Midstream		Consolidated
		Amount	(per Mcf)
Three months ended March 31, 2004

Production
Coal royalty tons (thousands of tons)	7,953
Plant inlet volumes (MMcf)		—

Revenues
Natural gas midstream	$—	$—	$—	$—
Coal royalties	16,860	—	—	16,860
Other	1,103	—	—	1,103

Total revenues	17,963	—	—	17,963

Expenses
Cost of gas purchased	—	—	—	—
Operating	1,749	—	—	1,749
Taxes other than income	284	—	—	284
General and administrative	1,973	—	—	1,973
Depreciation, depletion and amortization	4,769	—	—	4,769

Total expenses	8,775	—	—	8,775

Operating Income	$9,188	$—	$—	$9,188

Additions to property and equipment, excluding acquisitions	$404	$—		$404

PENN VIRGINIA RESOURCE PARTNERS, L.P.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended March 31,
	2005	2004
Reconciliation of GAAP “Net income (loss)” to Non-GAAP “EBITDA”
Net income (loss)	$(2,471)	$8,127
Interest expense, net	2,835	1,061
Depreciation, depletion and amortization	5,079	4,769

EBITDA (see Note 1 below)	$5,443	$13,957

Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Distributable cash flow”
Net income (loss)	$(2,471)	$8,127
Depreciation, depletion and amortization	5,079	4,769
Unrealized loss on derivatives	13,936	—
Other property and equipment expenditures	(289)	—

Distributable cash flow (see Note 2 below)	$16,255	$12,896

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$289	$404
Acquisitions, net of cash acquired	204,984	—
Noncash lease acquisitions	—	1,060

Capital expenditures (see Note 3 below)	$205,273	$1,464

Note 1 - EBITDA represents net income (loss) before income tax expense (benefit), interest expense, and depreciation, depletion and amortization expense. Management believes EBITDA provides additional, useful information regarding PVR’s ability to meet our debt service, capital expenditure and working capital requirements. EBITDA is a traditional measure of a business’ ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of our business. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDA is the most widely-used financial measure by commercial banks, investment bankers, fixed-income investors and ratings agencies. It is also a financial measurement that, with certain negotiated adjustments, is reported to our banks under our bank credit facility and is used in our financial covenants under our bank credit facility and the indenture governing our senior unsecured notes. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), income (loss) from operations or net cash flows provided by operating activities prepared in accordance with GAAP.

Note 2 - Distributable cash flow represents income (loss) before income tax expense (benefit), depreciation, depletion and amortization expense and unrealized loss on derivatives, minus other capital expenditures. Other property and equipment expenditures are capital expenditures (as defined by GAAP) which do not increase the capacity of an asset or generate additional revenues or net cash from operating activities. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Distributable cash flow is a significant liquidity metric which is an indicator of PVR’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

Note 3 - Capital expenditures represents cash additions to property and equipment plus cash paid for acquisitions. Management believes capital expenditures provide useful information regarding the Company’s capital program as a supplement to cash additions to property and equipment.

Penn Virginia Resource Partners, L.P.

Guidance Table

(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for the second quarter and full year 2005.

	Actual	Guidance
	First Quarter 2005	Second Quarter 2005			Full Year 2005
Coal Royalty, Land Leasing and Coal Services Segment:
Coal royalty tons (millions)	6.7	6.8	—	7.5	27.8	—	30.7

Revenues:
Average coal royalty per ton	$2.69	$2.60	—	2.80	$2.60	—	2.80
Other	1.8	1.9	—	2.1	8.4	—	9.2

Expenses:
Direct expenses	3.7	3.0	—	3.4	13.1	—	14.5
Depreciation, depletion and amortization	3.9	4.1	—	4.5	16.8	—	18.5

Interest expense:
Average long-term debt outstanding	134.8	$198.6	—	206.7	$179.4	—	186.8
Net interest rate	5%		5%			5%

Natural Gas Midstream Segment: (a)
Plant inlet volumes (MMcf per day)	126	120	—	130	120	—	130

Expenses:
Direct expenses	$1.3	3.9	—	4.3	12.9	—	14.2
Depreciation, depletion and amortization	1.2	3.7	—	4.1	12.3	—	13.6

Capital Expenditures:
Coal segment acquisitions	$9.3	$15.2	—	15.5	$24.5	—	24.8
Coal segment other expenditures	—	$0.0	—	0.2	$0.0	—	0.3
Midstream segment acquisitions, net of cash acquired	195.7	$0.0	—	0.0	$196.0	—	200.0
Midstream segment other expenditures	0.3	$1.5	—	1.8	$4.7	—	5.1

These estimates are meant to provide guidance only and are subject to revision as the operating environment of Penn Virginia Resource Partners, L.P. changes.

(a)	Actual results for the first quarter of 2005 represent activity for the month of March 2005 from the date of the Cantera Acquisition.